Exhibit 99.1

SPHERE ENTERTAINMENT CO. REPORTS
THIRD QUARTER 2025 RESULTS

NEW YORK, N.Y., November 4, 2025 - Sphere Entertainment Co. (NYSE: SPHR) (“Sphere Entertainment” or the “Company”) today reported financial results for the third quarter ended September 30, 2025.
Recent highlights for the Company’s Sphere segment include:
•The Company’s new Sphere Experience, The Wizard of Oz at Sphere, debuted on August 28th and surpassed one million tickets sold in mid-October;
•Backstreet Boys – the venue’s first pop act – completed the initial 21 shows of a 35-show run, which was followed by the start of Insomniac and Tomorrowland’s electronic dance music event, ‘Unity’, and the continuation of the Eagles’ residency; and
•The Company announced multi-year sponsorship agreements with Zoox and Lenovo, with Lenovo also slated to hold a Consumer Electronics Show keynote at Sphere in January 2026.
In addition, during the third quarter, the Company repurchased approximately $50 million of its Class A common stock, reflecting the Company’s confidence in the long-term growth potential of its Sphere business.
For the three months ended September 30, 2025, the Company reported revenues of $262.5 million, an increase of $34.6 million, or 15%, as compared to the prior year quarter. In addition, the Company reported an operating loss of $129.7 million, an increase of $12.1 million, and adjusted operating income of $36.4 million, an increase of $46.6 million, both as compared to the prior year quarter.(1)
Executive Chairman and CEO James L. Dolan said, “The Wizard of Oz at Sphere, which is the best example to-date of experiential storytelling in this new medium, has been met with strong consumer demand. Looking ahead, we believe our Company is well positioned for long-term growth as we continue to execute on our global vision for Sphere.”
Segment Results for the Three and Nine Months Ended September 30, 2025 and 2024:

(In millions)	Three Months Ended				Nine Months Ended
	September 30,		Change		September 30,		Change
	2025	2024	$	%	2025	2024	$	%
Revenues:
Sphere	$174.1	$127.1	$47.0	37%	$507.2	$448.7	$58.6	13%
MSG Networks	88.4	100.8	(12.4)	(12)%	318.5	374.0	(55.4)	(15)%
Total Revenues	$262.5	$227.9	$34.6	15%	$825.8	$822.6	$3.1	—%
Operating Income (Loss)
Sphere	$(84.4)	$(125.1)	$40.6	32%	$(261.6)	$(313.1)	$51.5	16%
MSG Networks	(45.3)	7.5	(52.7)	NM	3.2	83.7	(80.6)	(96)%
Total Operating Loss	$(129.7)	$(117.6)	$(12.1)	(10)%	$(258.5)	$(229.4)	$(29.1)	(13)%
Adjusted Operating Income (Loss):(1)
Sphere	$17.1	$(26.3)	$43.4	NM	$55.2	$(18.9)	$74.0	NM
MSG Networks	19.3	16.1	3.2	20%	78.6	95.8	(17.2)	(18)%
Total Adjusted Operating Income (Loss)	$36.4	$(10.2)	$46.6	NM	$133.8	$77.0	$56.8	74%
Note: Does not foot due to rounding. NM — Absolute percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful.
(1)See page 4 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Sphere
For the three months ended September 30, 2025, the Sphere segment generated revenues of $174.1 million, an increase of $47.0 million, or 37%, as compared to the prior year quarter.
Revenues related to The Sphere Experience increased $28.3 million as compared to the prior year quarter, primarily reflecting higher average per-show revenue due to the impact of The Wizard of Oz at Sphere, which debuted on August 28, 2025. In the current year quarter, The Sphere Experience included 220 performances of Postcard from Earth, V-U2 An Immersive Concert Film and The Wizard of Oz at Sphere as compared to 207 performances of Postcard from Earth and V-U2 An Immersive Concert Film in the prior year quarter.
Event-related revenues increased $15.0 million as compared to the prior year quarter, primarily due to 16 additional concert residency shows held at Sphere as compared to the prior year quarter. This increase was partially offset by lower average per-concert revenue due to the mix of concerts as compared to the prior year quarter, as well as the absence of one marquee sporting event and one corporate event held in the prior year quarter.
Revenues from sponsorship, Exosphere advertising and suite license fees increased $2.7 million as compared to the prior year quarter due to an increase in Exosphere advertising revenues, sponsorship revenues and, to a lesser extent, suite license fee revenues.
For the three months ended September 30, 2025, the Sphere segment had direct operating expenses of $78.7 million, an increase of $16.3 million, or 26%, as compared to the prior year quarter. Expenses associated with The Sphere Experience increased $10.1 million as compared to the prior year quarter, primarily due to higher average per-show expenses for The Wizard of Oz at Sphere, which debuted on August 28, 2025. Event-related expenses increased $3.9 million, primarily due to an increase in the number of concert residency shows, partially offset by lower average per-concert expenses and the absence of one marquee sporting event held in the prior year quarter. In addition, venue operating expenses increased $2.1 million as compared to the prior year quarter due to an increase in repairs and maintenance expenses and other net cost increases.
For the three months ended September 30, 2025, selling, general and administrative expenses of $92.7 million decreased $12.3 million, or 12%, as compared to the prior year quarter, primarily due to lower employee compensation and related benefits of $12.4 million, partially offset by other cost increases.
For the three months ended September 30, 2025, operating loss of $84.4 million improved by $40.6 million, or 32%, as compared to the prior year quarter, and adjusted operating income of $17.1 million increased $43.4 million from an adjusted operating loss of $26.3 million in the prior year quarter, both primarily due to the increase in revenues and lower selling, general and administrative expenses, partially offset by higher direct operating expenses.
MSG Networks
For the three months ended September 30, 2025, the MSG Networks segment generated total revenues of $88.4 million, a decrease of $12.4 million, or 12%, as compared to the prior year quarter.
Distribution revenue decreased $12.7 million, primarily due to a decrease in total subscribers of approximately 13.5%.
For the three months ended September 30, 2025, direct operating expenses of $58.3 million decreased $19.0 million, or 25%, as compared to the prior year quarter due to lower rights fees expense of $17.6 million and lower other programming and production content costs of $1.4 million. The decrease in rights fees expense primarily reflects reductions in media rights fees as a result of recent amendments to MSG Networks’ media rights agreements with certain professional sports teams.
For the three months ended September 30, 2025, selling, general and administrative expenses of $7.0 million decreased $7.0 million, or 50%, as compared to the prior year quarter. The decrease was primarily due to (i) lower employee compensation and related benefits of $7.5 million, and (ii) lower professional fees of $4.0 million, mainly due to the absence of costs associated with pursuing a work-out of MSG Networks’ credit facilities with its syndicate of lenders recorded in the prior year quarter, partially offset by (iii) higher advertising and marketing costs of $4.2 million.
For the three months ended September 30, 2025, operating income decreased by $52.7 million to an operating loss of $45.3 million as compared to the prior year quarter, primarily due to higher impairments and other losses and, to a lesser extent, the decrease in revenues, partially offset by lower direct operating expenses and lower selling, general and administrative expenses. Adjusted operating income increased by $3.2 million to $19.3 million as compared to the prior year quarter, primarily due to lower direct operating expenses, partially offset by the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses (excluding share-based compensation and merger, debt work-out and acquisition related costs, net of insurance recoveries).

Other Matters
During the three months ended September 30, 2025, the Company repurchased 1,054,247 shares of its Class A common stock at an average price of $47.43 per share for an aggregate purchase price of approximately $50 million in 2025 to-date. The share repurchases were funded using cash on hand. The Company will continue to evaluate additional opportunistic share repurchases going forward and has approximately $300 million remaining under its existing share repurchase authorization.
About Sphere Entertainment Co.
Sphere Entertainment Co. is a leader in immersive entertainment, technology and media. The Company includes Sphere, a next-generation entertainment medium powered by cutting-edge technologies to redefine the future of entertainment. The first Sphere opened in Las Vegas, with a second venue planned for Abu Dhabi. In addition, the Company includes MSG Networks, which operates two regional sports and entertainment networks, MSG Network and MSG Sportsnet, as well as a direct-to-consumer and authenticated streaming product, MSG+, delivering a wide range of live sports content and other programming. More information is available at www.sphereentertainmentco.com.

Non-GAAP Financial Measures
We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and intangible assets, (ii) amortization for capitalized cloud computing arrangement costs, (iii) share-based compensation expense, (iv) restructuring charges or credits, (v) merger, debt work-out and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries, (vi) gains or losses on sales or dispositions of businesses and associated settlements, (vii) the impact of purchase accounting adjustments related to business acquisitions, and (viii) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger, debt work-out and acquisition-related costs, including merger related litigation expenses, net of insurance recoveries, when applicable, because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability. In addition, management believes that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan, provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating income (loss) whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Other income (expense), net, which is not reflected in Operating income (loss).
We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 6 of this release.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations (212) 465-6072
Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. ET at investor.sphereentertainmentco.com
Conference call dial-in number is 888-800-3155 / Conference ID Number 8089430
Conference call replay number is 800-770-2030 / Conference ID Number 8089430 until November 11, 2025

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$262,511	$227,913	$825,762	$822,638
Direct operating expenses	(136,984)	(139,696)	(426,625)	(443,255)
Selling, general and administrative expenses	(99,692)	(118,977)	(326,984)	(349,166)
Depreciation and amortization	(84,102)	(81,913)	(252,238)	(244,117)
Impairments and other losses, net	(65,457)	(4,033)	(69,619)	(9,768)
Restructuring charges	(5,993)	(913)	(8,781)	(5,721)
Operating loss	(129,717)	(117,619)	(258,485)	(229,389)
Gain on extinguishment of debt	—	—	346,092	—
Interest income	2,737	7,039	10,699	22,422
Interest expense	(9,399)	(26,974)	(61,467)	(81,014)
Other expense, net	(328)	(695)	(2,068)	(6,564)
(Loss) income from continuing operations before income taxes	(136,707)	(138,249)	34,771	(294,545)
Income tax benefit (expense)	35,511	32,966	(66,105)	70,805
Loss from continuing operations	(101,196)	(105,283)	(31,334)	(223,740)
Income from discontinued operations, net of taxes	—	—	—	24,631
Net loss	$(101,196)	$(105,283)	(31,334)	(199,109)

Basic loss per common share
Continuing operations	$(2.80)	$(2.95)	$(0.87)	$(6.29)
Discontinued operations	—	—	—	0.69
Basic loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.80)	$(2.95)	$(0.87)	$(5.60)

Diluted loss per common share
Continuing operations	$(2.80)	$(2.95)	$(0.87)	$(6.29)
Discontinued operations	—	—	—	0.69
Diluted loss per common share attributable to Sphere Entertainment Co.’s stockholders	$(2.80)	$(2.95)	$(0.87)	$(5.60)

Weighted-average number of common shares outstanding:
Basic	36,200	35,663	36,197	35,551
Diluted	36,200	35,663	36,197	35,551

SPHERE ENTERTAINMENT CO.
ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO
ADJUSTED OPERATING INCOME (LOSS)
(In thousands)
(Unaudited)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•Share-based compensation. This adjustment eliminates the compensation expense relating to restricted stock units, performance stock units and stock options granted under the Sphere Entertainment Employee Stock Plan, MSG Sports Employee Stock Plan, MSG Networks Employee Stock Plan, as amended and assumed by Sphere Entertainment, and Sphere Entertainment Non-Employee Director Plan.
•Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets.
•Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company's full-time workforce reductions.
•Impairment and other losses (gains), net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses.
•Merger, debt work-out, and acquisition-related costs, including merger-related litigation expenses, net of insurance recoveries. This adjustment eliminates costs related to mergers, debt work-outs and acquisitions, including litigation expenses.
•Amortization for capitalized cloud computing arrangement costs. This adjustment eliminates amortization of capitalized cloud computing arrangement costs.
•Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company's executive deferred compensation plan.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating loss	$(129,717)	$(117,619)	$(258,485)	$(229,389)
Share-based compensation	8,533	15,567	48,978	45,612
Depreciation and amortization	84,102	81,913	252,238	244,117
Restructuring charges	5,993	913	8,781	5,721
Impairments and other losses, net	65,457	4,033	69,619	9,768
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	257	4,820	7,530	765
Amortization for capitalized cloud computing arrangement costs	1,579	22	4,737	65
Remeasurement of deferred compensation plan liabilities	160	157	400	325
Adjusted operating income (loss)	$36,364	$(10,194)	$133,798	$76,984

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS
(In thousands)
(Unaudited)
BUSINESS SEGMENT RESULTS

	Three Months Ended September 30, 2025
	Sphere	MSG Networks	Total
Revenues	$174,090	$88,421	$262,511
Direct operating expenses	(78,733)	(58,251)	(136,984)
Selling, general and administrative expenses	(92,697)	(6,995)	(99,692)
Depreciation and amortization	(81,996)	(2,106)	(84,102)
Impairments and other losses, net	(57)	(65,400)	(65,457)
Restructuring charges	(5,041)	(952)	(5,993)
Operating loss	$(84,434)	$(45,283)	$(129,717)
Reconciliation to adjusted operating income:
Share-based compensation	12,409	(3,876)	8,533
Depreciation and amortization	81,996	2,106	84,102
Restructuring charges	5,041	952	5,993
Impairments and other losses, net	57	65,400	65,457
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	257	—	257
Amortization for capitalized cloud computing arrangement costs	1,579	—	1,579
Remeasurement of deferred compensation plan liabilities	160	—	160
Adjusted operating income	$17,065	$19,299	$36,364

	Three Months Ended September 30, 2024
	Sphere	MSG Networks	Total
Revenues	$127,072	$100,841	$227,913
Direct operating expenses	(62,449)	(77,247)	(139,696)
Selling, general and administrative expenses	(104,950)	(14,027)	(118,977)
Depreciation and amortization	(79,838)	(2,075)	(81,913)
Impairments and other losses, net	(4,033)	—	(4,033)
Restructuring charges	(883)	(30)	(913)
Operating (loss) income	$(125,081)	$7,462	$(117,619)
Reconciliation to adjusted operating (loss) income: ..............................
Share-based compensation	13,180	2,387	15,567
Depreciation and amortization	79,838	2,075	81,913
Restructuring charges	883	30	913
Impairments and other losses, net	4,033	—	4,033
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	692	4,128	4,820
Amortization for capitalized cloud computing arrangement costs	—	22	22
Remeasurement of deferred compensation plan liabilities	157	—	157
Adjusted operating (loss) income.............................................................	$(26,298)	$16,104	$(10,194)

SPHERE ENTERTAINMENT CO.
SEGMENT RESULTS (Continued)
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2025
	Sphere	MSG Networks	Total
Revenues	$507,222	$318,540	$825,762
Direct operating expenses	(225,620)	(201,005)	(426,625)
Selling, general and administrative expenses	(285,490)	(41,494)	(326,984)
Depreciation and amortization	(245,708)	(6,530)	(252,238)
Impairments and other losses, net	(4,219)	(65,400)	(69,619)
Restructuring charges	(7,829)	(952)	(8,781)
Operating (loss) income	$(261,644)	$3,159	$(258,485)
Reconciliation to adjusted operating income:
Share-based compensation	50,316	(1,338)	48,978
Depreciation and amortization	245,708	6,530	252,238
Restructuring charges	7,829	952	8,781
Impairments and other losses, net	4,219	65,400	69,619
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	3,596	3,934	7,530
Amortization for capitalized cloud computing costs	4,737	—	4,737
Remeasurement of deferred compensation plan liabilities	400	—	400
Adjusted operating income	$55,161	$78,637	$133,798

	Nine Months Ended September 30, 2024
	Sphere	MSG Networks	Total
Revenues	$448,653	$373,985	$822,638
Direct operating expenses	(192,613)	(250,642)	(443,255)
Selling, general and administrative expenses	(316,035)	(33,131)	(349,166)
Depreciation and amortization	(237,665)	(6,452)	(244,117)
Impairments and other losses, net	(9,768)	—	(9,768)
Restructuring charges	(5,681)	(40)	(5,721)
Operating (loss) income	$(313,109)	$83,720	$(229,389)
Reconciliation to adjusted operating (loss) income:
Share-based compensation	38,790	6,822	45,612
Depreciation and amortization	237,665	6,452	244,117
Restructuring charges	5,681	40	5,721
Impairments and other losses, net	9,768	—	9,768
Merger, debt work-out, and acquisition related costs, net of insurance recoveries	2,018	(1,253)	765
Amortization for capitalized cloud computing costs	—	65	65
Remeasurement of deferred compensation plan liabilities	325	—	325
Adjusted operating (loss) income	$(18,862)	$95,846	$76,984

SPHERE ENTERTAINMENT CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	As of
	September 30,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash, cash equivalents, and restricted cash	$398,254	$515,633
Accounts receivable, net	170,965	154,624
Related party receivables, current	10,270	25,729
Prepaid expenses and other current assets	86,895	65,007
Total current assets	666,384	760,993
Non-Current Assets:
Investments	40,373	40,396
Property and equipment, net	2,777,292	3,035,730
Right-of-use lease assets	85,910	93,920
Goodwill	344,772	410,172
Intangible assets, net	23,473	28,383
Other non-current assets	200,364	145,706
Total assets	$4,138,568	$4,515,300
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$30,787	$33,606
Accrued expenses and other current liabilities	385,563	388,370
Related party payables, current	16,764	9,504
Current portion of long-term debt, net	88,788	829,125
Operating lease liabilities, current	16,178	19,268
Deferred revenue	159,145	91,794
Total current liabilities	697,225	1,371,667
Non-Current Liabilities:
Long-term debt, net	786,069	524,010
Operating lease liabilities, non-current	109,750	116,668
Deferred tax liabilities, net	215,125	148,870
Other non-current liabilities	175,298	152,666
Total liabilities	1,983,467	2,313,881
Commitments and contingencies
Equity:
Class A Common Stock (1)	295	290
Class B Common Stock (2)	69	69
Additional paid-in capital	2,456,237	2,428,414
Treasury stock, at cost, 1,054 and 0 shares as of September 30, 2025 and December 31, 2024	(50,040)	—
Accumulated deficit	(251,180)	(219,846)
Accumulated other comprehensive loss	(280)	(7,508)
Total stockholders’ equity	2,155,101	2,201,419
Total liabilities and equity	$4,138,568	$4,515,300
_________________
(1)    Class A Common Stock, $0.01 par value per share, 120,000 shares authorized; 28,434 and 28,960 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.
(2)    Class B Common Stock, $0.01 par value per share, 30,000 shares authorized; 6,867 shares issued and outstanding as of September 30, 2025 and December 31, 2024.

SPHERE ENTERTAINMENT CO.
SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
Net cash provided by operating activities	$63,127	$62,674
Net cash provided by (used in) investing activities	11,382	(65,742)
Net cash used in financing activities	(192,080)	(71,864)
Effect of exchange rates on cash, cash equivalents, and restricted cash	192	322
Net decrease in cash, cash equivalents, and restricted cash	$(117,379)	$(74,610)
Cash, cash equivalents, and restricted cash at beginning of period	515,633	627,827
Cash, cash equivalents, and restricted cash at end of period	$398,254	$553,217